Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-221324 and 333-221324-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated May 28, 2019

PRICING SUPPLEMENT No. 95 dated May   , 2019

(To Market Measure Supplement dated May 18, 2018,

Prospectus Supplement dated May 18, 2018

and Prospectus dated April 5, 2019)

Wells Fargo Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Wells Fargo & Company Equity Index Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022
■	Linked to the lowest performing of the S&P 500® Index and the Russell 2000® Index (each referred to as an “Index”)
■	Potential for a positive return at maturity based on the performance of the lowest performing Index. The lowest performing Index is the Index that has the lowest index performance (i.e., the lowest percentage change from its starting level to its ending level). The maturity payment amount will reflect the following terms:
■ If the level of the lowest performing Index increases, you will receive the original offering price plus 100% participation in the upside performance of the lowest performing Index, subject to a maximum return at maturity not less than 19.00% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,190.00 (assuming the maximum return determined on the pricing date is equal to the lowest possible maximum return).
■ If the level of the lowest performing Index decreases, you will receive at maturity the original offering price, but you will not receive any positive return on your investment
■	Repayment of principal at maturity regardless of the performance of the lowest performing Index (subject to issuer credit risk)
■	Your return on the notes will depend solely on the performance of the lowest performing Index. You will not benefit in any way from the performance of the better performing Index. Therefore, you will be adversely affected if either Index performs poorly, even if the other Index performs favorably
■	All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in either Index for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

We expect the estimated value of the notes on the pricing date to be approximately $985.86 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $960.86 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-10.

The notes are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Note	$1,000.00	$6.00	$994.00
Total

(1) Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Terms of the Notes

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measures:	The S&P 500® Index and the Russell 2000® Index (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date:	May 28, 2019.* The starting level of each Index was set on May 23, 2019.
Issue Date:	May 30, 2019.* (T+2)
Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:	On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

• if the ending level of the lowest performing Index is greater than its starting level: $1,000 plus the lesser of:

(i) [$1,000 × index performance of lowest performing Index × participation rate]; and
(ii) the maximum return;

• if the ending level of the lowest performing Index is less than or equal to its starting level: $1,000
All calculations with respect to the maturity payment amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the maturity payment amount will be rounded to the nearest cent, with one-half cent rounded upward.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be not less than 19.00% of the original offering price per note ($190.00 per note). As a result of the maximum return, the maximum maturity payment amount will be $1,190.00 per note (assuming the maximum return determined on the pricing date is equal to the lowest possible maximum return).
Participation Rate:	100%.
Stated Maturity Date:	June 3, 2022*. If the calculation day is postponed, the stated maturity date will be the later of (i) June 3, 2022* and (ii) three business days after the last calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Notes—Market Disruption Events” for information about the circumstances that may result in a postponement of the calculation day. If the stated maturity date is not a business day, the payment required to be made on the notes on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The notes are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the notes prior to the stated maturity date.
Lowest Performing Index:	The “lowest performing Index” will be the Index with the lowest index performance as measured from its starting level to its ending level.
Index Performance:	With respect to an Index, the percentage change from its starting level to its ending level, measured as follows:
ending level – starting level
starting level

PRS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Closing Level:	With respect to each Index, the “closing level” of that Index on any trading day means the official closing level of that Index reported by the relevant index sponsor on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Thomson Reuters Ltd., but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth below under “Additional Terms of the Notes—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index.”
Starting Level:

With respect to the S&P 500 Index: 2822.24, its closing level on May 23, 2019.

With respect to the Russell 2000 Index: 1501.38, its closing level on May 23, 2019.

The starting level of each Index is not the closing level of such Index on the pricing date.

Ending Level:	The “ending level” of an Index will be its closing level on the calculation day.
Calculation Day:	May 31, 2022*. If such day is not a trading day with respect to either Index, the calculation day for each Index will be postponed to the next succeeding day that is a trading day with respect to each Index. The calculation day for an Index is also subject to postponement due to the occurrence of a market disruption event with respect to such Index. See “Additional Terms of the Notes—Market Disruption Events.”
Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $6.00 per note.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001H5U1

________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Additional Information about the Issuer, the Guarantor and the Notes

You should read this pricing supplement together with the market measure supplement dated May 18, 2018, the prospectus supplement dated May 18, 2018 and the prospectus dated April 5, 2019 for additional information about the notes. When you read the accompanying market measure supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated April 5, 2019 or to the corresponding sections of such prospectus, as applicable. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Market Measure Supplement dated May 18, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518167616/d593569d424b2.htm

•	Prospectus Supplement dated May 18, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm

•	Prospectus dated April 5, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119002551/wfc-424b2_040519.htm

PRS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Estimated Value of the Notes

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over

PRS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

this 3-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Investor Considerations

We have designed the notes for investors who:

■ seek exposure to any upside performance of the lowest performing Index, without exposure to any decline in the lowest performing Index, by:

□      participating 100% in the percentage increase, if any, in the level of the lowest performing Index from its starting level to its ending level, subject to a maximum return at maturity not less than 19.00% (to be determined on the pricing date) of the original offering price; and

□      providing for the repayment of the original offering price at maturity regardless of the performance of the lowest performing Index;

■	understand that the return on the notes will depend solely on the performance of the lowest performing Index and that they will not benefit in any way from the performance of the better performing Index;
■	understand that the notes are riskier than alternative investments linked to only one of the Indices or linked to a basket composed of both Indices;
■	are willing to forgo interest payments on the notes and dividends on the securities included in the Indices; and
■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;
■	seek certainty of receiving a positive return on their investment;
■	seek uncapped exposure to the upside performance of the lowest performing Index;
■	seek exposure to a basket composed of both Indices or a similar investment in which the overall return is based on a blend of the performances of the Indices, rather than solely on the lowest performing Index;
■	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;
■	seek current income;
■	are unwilling to accept the risk of exposure to the large- and small-capitalization segments of the United States equity market;
■	seek exposure to the Indices but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;
■	are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company to obtain exposure to the Indices generally, or to the exposure to the lowest performing Index that the notes provide specifically; or
■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Step 1: Determine which Index is the lowest performing Index. The lowest performing Index is the Index with the lowest index performance.

Step 2: Calculate the maturity payment amount based on the index performance of the lowest performing Index, as follows:

PRS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Hypothetical Payout Profile

The following profile illustrates a range of hypothetical returns on the notes at maturity for a range of hypothetical index performances of the lowest performing Index, assuming a hypothetical maximum return of 19.00% or $190.00 per note (the lowest possible maximum return that may be determined on the pricing date). This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual index performance of the lowest performing Index, the actual maximum return and whether you hold your notes to maturity. The performance of the better performing Index is not relevant to your return on the notes.

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
100% of index performance of lowest performing Index, to maximum return
19%
Security Return at Maturity
Index performance of lowest performing Index
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical index performance of lowest performing Index

PRS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Risk Factors

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the ending level of the lowest performing Index is greater than its starting level. Because the level of the lowest performing Index will be subject to market fluctuations, the ending level of the lowest performing Index may be less than its starting level, in which case you will only receive the original offering price of your notes at stated maturity. Even if the ending level of the lowest performing Index is greater than its starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo Finance LLC or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Lowest Performing Index.

The opportunity to participate in the possible increases in the level of the lowest performing Index through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels of the lowest performing Index exceeding the ending level at which the maximum return is reached.

The Notes Are Subject To The Full Risks Of Both Indices And Will Be Negatively Affected If Either Index Performs Poorly, Even If The Other Index Performs Favorably.

You are subject to the full risks of both Indices. If either Index performs poorly, you will be negatively affected, even if the other Index performs favorably. The notes are not linked to a basket composed of the Indices, where the better performance of one Index could offset the poor performance of the other Index. Instead, you are subject to the full risks of whichever Index is the lowest performing Index. As a result, the notes are riskier than an alternative investment linked to only one of the Indices or linked to a basket composed of both Indices.

Your Return On The Notes Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Index.

Your return on the notes will depend solely on the performance of the lowest performing Index. Although it is necessary for both Indices to close above their respective starting levels in order for you to receive a positive return on the notes, you will not benefit in any way from the performance of the better performing Index. The notes may underperform an alternative investment linked to a basket composed of the Indices, since in such case the performance of the better performing Index would be blended with the performance of the lowest performing Index, resulting in a better return than the return of the lowest performing Index alone.

You Will Be Subject To Risks Resulting From The Relationship Between The Indices.

It is preferable from your perspective for the Indices to be correlated with each other so that their levels will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Indices will not exhibit this relationship. The less correlated the Indices, the more likely it is that either one of the Indices will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Indices to perform poorly; the performance of the better performing Index is not relevant to your return on the notes. It is impossible to predict what the relationship between the Indices will be over the term of the notes. Although the Indices both represent the United States equity markets, it is important to understand that they represent different segments of the United States equity markets—the large capitalization segment in one case and the small capitalization segment in the other—which may not perform similarly over the term of the notes.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

The Notes Are Subject To Credit Risk.

The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness and you will have no ability to

PRS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

pursue any securities included in either Index for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Notes Have Limited Rights Of Acceleration.

Payment of principal on the notes may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the notes, you will have no right to accelerate the payment of principal on the notes if we fail in the performance of any of our obligations under the notes, other than the obligations to pay principal and interest on the notes. See “Description of Debt Securities of Wells Fargo Finance LLC—Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Convey, Transfer Or Lease All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The Notes Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Notes.

The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Notes—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Notes—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by

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other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Estimated Value of the Notes—Valuation of the notes after issuance.”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current level of each Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the stated maturity date.

●	Performance of the Indices. The value of the notes prior to maturity will depend substantially on the then-current level of each Index. The price at which you may be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the lowest performing Index at such time is less than, equal to or not sufficiently above its starting level.
●	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.
●	Volatility Of The Indices. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Indices changes.
●	Correlation Between The Indices. Correlation refers to the extent to which the levels of the Indices tend to fluctuate at the same time, in the same direction and in similar magnitudes. The correlation between the Indices may be positive, zero or negative. The value of the notes is likely to decrease if the correlation between the Indices decreases.
●	Time Remaining To Maturity. The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current levels of the Indices. This difference will most likely reflect a discount due to expectations and uncertainty concerning the levels of the Indices during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current levels of the Indices.
●	Dividend Yields On Securities Included In The Indices. The value of the notes may be affected by the dividend yields on securities included in the Indices.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of either or both of the Indices. Because numerous factors are expected to affect the value of the notes, changes in the level of the Indices may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the original offering price plus the maximum return.

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The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned The Securities Included In Either Or Both Of The Indices.

Your return on the notes will not reflect the return you would realize if you actually owned the securities included in either or both of the Indices and received the dividends and other payments paid on those securities. This is in part because the maturity payment amount will be determined by reference to the ending level of the lowest performing Index, which will be calculated by reference to the prices of the securities in such Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the maturity payment amount will not be greater than the original offering price plus the maximum return.

Historical Levels Of The Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Notes.

The trading prices of the securities included in the Indices will determine the levels of the Indices and, therefore, the maturity payment amount. As a result, it is impossible to predict whether the closing levels of the Indices will fall or rise compared to their respective starting levels. Trading prices of the securities included in the Indices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Indices do not provide an indication of the future performance of the Indices.

Changes That Affect The Indices May Adversely Affect The Value Of The Notes And The Maturity Payment Amount You Will Receive At Maturity.

The policies of an index sponsor concerning the calculation of the relevant Index and the addition, deletion or substitution of securities comprising such Index and the manner in which an index sponsor takes account of certain changes affecting such securities may affect the level of such Index and, therefore, may affect the value of the notes and the maturity payment amount payable at maturity. An index sponsor may discontinue or suspend calculation or dissemination of the relevant Index or materially alter the methodology by which it calculates such Index. Any such actions could adversely affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.

Actions by any company whose securities are included in an Index may have an adverse effect on the price of its security, the ending level of such Index and the value of the notes. Our parent company, Wells Fargo & Company, is currently one of the companies included in the S&P 500 Index, but neither we nor the Guarantor are affiliated with any of the other companies included in either Index. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

We And Our Affiliates Have No Affiliation With Either Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with either index sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the applicable Index. We have derived the information about the index sponsors and the Indices contained in this pricing supplement and the accompanying market measure supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into each Index and the index sponsors. The index sponsors are not involved in the offering of the notes made hereby in any way and have no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Russell 2000 Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Russell 2000 Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many

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investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day with respect to an Index will be postponed if the originally scheduled calculation day is not a trading day with respect to either Index or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Index on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last calculation day as postponed.

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the ending level of each Index and may be required to make other determinations that affect the return you receive on the notes at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to either Index on the scheduled calculation day, which may result in postponement of the calculation day with respect to that Index; determining the ending level of an Index if the calculation day is postponed with respect to that Index to the last day to which it may be postponed and a market disruption event occurs with respect to that Index on that day; if an Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the ending level of that Index; and determining whether to adjust the ending level of an Index on the calculation day in the event of certain changes in or modifications to that Index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.
●	The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.
●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the levels of the Indices. Our affiliates or any participating dealer in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the Indices or the companies whose securities are included in an Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the Indices or the companies whose securities are included in an Index could adversely affect the level of the applicable Index and, therefore, could adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Indices from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Indices or the companies whose securities are included in an Index published on or prior to the pricing date could result in an increase in the levels of the Indices on the pricing date, which would adversely affect investors in the notes by increasing the level at which each Index must close on the calculation day in order for investors in the notes to receive a favorable return.
●	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in an Index may adversely affect the level of such Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in an Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of such Index and, therefore, could adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose
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securities are included in an Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the levels of the Indices. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in an Index or listed or over-the-counter derivative or synthetic instruments related to the Indices or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in an Index, or derivative or synthetic instruments related to the Indices or such securities, they may liquidate a portion of such holdings at or about the time of the calculation day or at or about the time of a change in the securities included in the Indices. These hedging activities could potentially adversely affect the levels of the Indices and, therefore, could adversely affect the value of and your return on the notes.
●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the levels of the Indices. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in an Index and other instruments relating to the Indices or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the levels of the Indices and, therefore, could adversely affect the value of and your return on the notes.
●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the notes to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the notes to you.
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Hypothetical Returns

The following table illustrates, for a hypothetical maximum return of 19.00% or $190.00 per note (the lowest possible maximum return that may be determined on the pricing date) and a range of hypothetical index performances of the lowest performing Index:

•	the hypothetical maturity payment amount payable at stated maturity per note; and
•	the hypothetical pre-tax total rate of return.

Hypothetical index performance of the lowest performing Index(1)	Hypothetical maturity payment amount payable at stated maturity per note	Hypothetical pre-tax total rate of return
75.00%	$1,190.00	19.00%
50.00%	$1,190.00	19.00%
40.00%	$1,190.00	19.00%
30.00%	$1,190.00	19.00%
20.00%	$1,190.00	19.00%
19.00%	$1,190.00	19.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-75.00%	$1,000.00	0.00%

(1)	The index performance of the lowest performing Index is equal to the percentage change from its starting level to its ending level (i.e., ending level minus starting level, divided by starting level).

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual maximum return and the actual index performance of the lowest performing Index. The performance of the better performing Index is not relevant to your return on the notes.

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Hypothetical Payments at Stated Maturity

Set forth below are three examples of payment at stated maturity calculations, reflecting a hypothetical maximum return of 19.00% or $190.00 per note (the lowest possible maximum return that may be determined on the pricing date) and assuming the hypothetical starting levels and ending levels for each Index as indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting level. The hypothetical starting level of 100.00 for each Index has been chosen for illustrative purposes only and does not represent the actual starting level for either Index. The actual starting level for each Index is set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Indices, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending level of the lowest performing Index is greater than its starting level, and the maturity payment amount is greater than the original offering price and reflects a return that is less than the maximum return:

	S&P 500 Index	Russell 2000 Index
Hypothetical starting level:	100.00	100.00
Hypothetical ending level:	110.00	130.00
Hypothetical index performance (ending level – starting level)/starting level:	10.00%	30.00%

Step 1: Determine which Index is the lowest performing Index.

In this example, the S&P 500 Index has the lowest index performance and is, therefore, the lowest performing Index.

Step 2: Determine the maturity payment amount based on the index performance of the lowest performing Index.

Since the hypothetical ending level of the lowest performing Index is greater than its hypothetical starting level, the maturity payment amount per note would be equal to the original offering price of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × index performance of lowest performing Index × participation rate

$1,000 × 10.00% × 100% = $100.00; and

(ii)	the maximum return of $190.00

On the stated maturity date you would receive $1,100.00 per note.

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Example 2. The ending level of the lowest performing Index is greater than its starting level, and the maturity payment amount is greater than the original offering price and reflects a return that is equal to the maximum return:

	S&P 500 Index	Russell 2000 Index
Hypothetical starting level:	100.00	100.00
Hypothetical ending level:	150.00	130.00
Hypothetical index performance (ending level – starting level)/starting level:	50.00%	30.00%

Step 1: Determine which Index is the lowest performing Index.

In this example, the Russell 2000 Index has the lowest index performance and is, therefore, the lowest performing Index.

Step 2: Determine the maturity payment amount based on the index performance of the lowest performing Index.

Since the hypothetical ending level of the lowest performing Index is greater than its hypothetical starting level, the maturity payment amount per note would be equal to the original offering price of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × index performance of lowest performing Index × participation rate

$1,000 × 30.00% × 100% = $300.00; and

(ii)	the maximum return of $190.00

On the stated maturity date you would receive $1,190.00 per note, which is the maximum maturity payment amount.

Example 3. The ending level of the lowest performing Index is less than its starting level, and the maturity payment amount is equal to the original offering price:

	S&P 500 Index	Russell 2000 Index
Hypothetical starting level:	100.00	100.00
Hypothetical ending level:	125.00	70.00
Hypothetical index performance (ending level – starting level)/starting level:	25.00%	-30.00%

Step 1: Determine which Index is the lowest performing Index.

In this example, the Russell 2000 Index has the lowest index performance and is, therefore, the lowest performing Index.

Step 2: Determine the maturity payment amount based on the index performance of the lowest performing Index.

Because the hypothetical ending level of the lowest performing Index is less than its hypothetical starting level, the maturity payment amount per note would equal the original offering price of your notes.

On the stated maturity date you would receive $1,000.00 per note.

As this example illustrates, if either Index depreciates from its starting level to its ending level, you will not receive a positive return on the notes, even if the other Index has appreciated. This example also illustrates that the notes provide for the repayment of the original offering price at maturity even in scenarios in which the level of the lowest performing Index declines significantly from its starting level (subject to issuer credit risk).

To the extent that the starting level, ending level of the lowest performing Index or the maximum return differ from the values assumed above, the results indicated above would be different.

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Additional Terms of the Notes

Wells Fargo Finance LLC will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series A,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” with respect to an Index means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying such Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to such Index is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying an Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for an Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such Index.

Calculation Agent

Wells Fargo Securities, LLC, one of our affiliates and a wholly owned subsidiary of Wells Fargo & Company, will act as calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the maturity payment amount you receive at stated maturity. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;
●	determine the closing levels of the Indices under certain circumstances;
●	determine if adjustments are required to the closing level of an Index under various circumstances; and
●	if publication of an Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of that Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” with respect to an Index means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of such Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to such Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of such Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.
(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of such Index or any successor equity index are traded or any related futures or options exchange with
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respect to such Index or any successor equity index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying such Index or successor equity index or any related futures or options exchange with respect to such Index or successor equity index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to an Index:

(1)	the relevant percentage contribution of a security to the level of such Index or any successor equity index will be based on a comparison of (x) the portion of the level of such Index attributable to that security and (y) the overall level of such Index or successor equity index, in each case immediately before the occurrence of the market disruption event;
(2)	the “close of trading” on any trading day for such Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying such Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying such Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to such Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;
(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for such Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and
(4)	an “exchange business day” means any trading day for such Index or any successor equity index on which each relevant stock exchange for the securities underlying such Index or any successor equity index and each related futures or options exchange with respect to such Index or any successor equity index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing with respect to an Index on the calculation day, then the calculation day for such Index will be postponed to the first succeeding trading day for such Index on which a market disruption event for such Index has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such Index after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day for such Index. If the calculation day has been postponed eight trading days for an Index after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to such Index on such eighth trading day, the calculation agent will determine the closing level of such Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of such Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in such Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange. Notwithstanding the postponement of the calculation day for one Index due to a market disruption event with respect to such Index on the calculation day, the originally scheduled calculation day will remain the calculation day for the other Index if such other Index is not affected by a market disruption event on such day.

Adjustments to an Index

If at any time the method of calculating an Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if an Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to such Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of such Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating an Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what

PRS-20

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust such Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of an Index

If a sponsor or publisher of an Index (each, an “index sponsor”) discontinues publication of an Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to such Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo Finance LLC, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level of such Index as described above. Upon any selection by the calculation agent of a successor equity index, Wells Fargo Finance LLC will cause notice to be given to holders of the notes.

In the event that an index sponsor discontinues publication of an Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for such Index in accordance with the formula for and method of calculating such Index last in effect prior to the discontinuance, but using only those securities that comprised such Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for such Index, the successor equity index or level will be used as a substitute for such Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day an index sponsor fails to calculate and announce the level of an Index, the calculation agent will calculate a substitute closing level of such Index in accordance with the formula for and method of calculating such Index last in effect prior to the failure, but using only those securities that comprised such Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day with respect to such Index, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the relevant index sponsor to calculate and announce the level of, an Index may adversely affect the value of the notes.

Events of Default and Acceleration

If an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the maturity payment amount, calculated as provided herein. The maturity payment amount will be calculated as though the date of acceleration were the calculation day.

PRS-21

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

The S&P 500® Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. Our parent company, Wells Fargo & Company is one of the companies currently included in the S&P 500 Index. See “Description of Equity Indices—The S&P Indices” in the accompanying market measure supplement for additional information about the S&P 500 Index.

In addition, information about the S&P 500 Index may be obtained from other sources including, but not limited to, the S&P 500 Index sponsor’s website (including information regarding the S&P 500 Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the S&P 500 Index is accurate or complete.

Historical Information

We obtained the closing levels of the S&P 500 Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the S&P 500 Index for the period from January 1, 2014 to May 23, 2019. The closing level on May 23, 2019 was 2822.24. The historical performance of the S&P 500 Index should not be taken as an indication of the future performance of the S&P 500 Index during the term of the notes.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed to Wells Fargo & Company (“WFC”), our parent company, for use by WFC and certain of its affiliated or subsidiary companies (including us). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

PRS-22

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

The Russell 2000® Index

The Russell 2000 Index is an equity index that is designed to track the performance of the small capitalization segment of the United States equity market. See “Description of Equity Indices—The Russell Indices” in the accompanying market measure supplement for additional information about the Russell 2000 Index.

In addition, information about the Russell 2000 Index may be obtained from other sources including, but not limited to, the Russell 2000 Index sponsor’s website (including information regarding the Russell 2000 Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Russell 2000 Index is accurate or complete.

Historical Information

We obtained the closing levels of the Russell 2000 Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Russell 2000 Index for the period from January 1, 2014 to May 23, 2019. The closing level on May 23, 2019 was 1501.38. The historical performance of the Russell 2000 Index should not be taken as an indication of the future performance of the Russell 2000 Index during the term of the notes.

“Russell 2000®” and “FTSE Russell” are trademarks of the London Stock Exchange Group companies, and have been licensed to Wells Fargo & Company, our parent company, for use by Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us). The notes, based on the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the notes.

PRS-23

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the notes are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;
●	PTCE 95-60, for specified transactions involving insurance company general accounts;
●	PTCE 91-38, for specified transactions involving bank collective investment funds;
●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and
●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

●	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any plan or Non-ERISA Arrangement; or
●	the purchase and holding of the notes by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the notes and the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

PRS-24

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-25

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

●         a financial institution;

●         a “regulated investment company”;

●         a “real estate investment trust”;

●         a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●         a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

●         a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

●         a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●         an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any of the issuers of the underlying stocks of the Index (the “underlying stocks”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal tax consequences might apply to you, if you are a non-U.S. holder (as defined below). You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the alternative minimum tax or the Medicare tax on net investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes and as “debt obligations” for U.S. federal estate tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

PRS-26

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you generally will be required to include interest in your taxable income in each year that you hold the notes even though the notes do not provide for a payment until maturity (or earlier sale, exchange or retirement).

Under the contingent debt regulations, you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

●	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,
●	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and
●	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

We have determined that the comparable yield for the notes is a rate of % per annum, compounded semi-annually. Based on the comparable yield set forth above, the projected payment schedule for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ due at maturity.

The following table states the amount of OID (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2019
July 1, 2019 through December 31, 2019
January 1, 2020 through June 30, 2020
July 1, 2020 through December 31, 2020
January 1, 2021 through June 30, 2021
July 1, 2021 through December 31, 2021
January 1, 2022 through Maturity Date

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Sale, Exchange or Retirement of Notes. You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income and loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between (a) the amount received by you and (b) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued.

PRS-27

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes. You should not be subject to U.S. federal income or withholding tax in respect of the notes, provided that interest (including amounts treated as OID) on the notes qualifies as “portfolio interest” and is not subject to withholding under the “FATCA” regime described below. Subject to the discussions above concerning Section 897 of the Code and below concerning Section 871(m), interest (including amounts treated as OID) on the notes should generally qualify as portfolio interest, exempt from withholding (which for an individual non-U.S. holder is pursuant to Section 871(h) of the Code), provided that:

●	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of stock of Wells Fargo & Company entitled to vote;

●	you are not a controlled foreign corporation related, directly or indirectly, to Wells Fargo & Company through stock ownership;

●	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

●	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m). The final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes; however, we do not expect the notes to have a delta of one. Unless otherwise indicated, the discussion in this pricing supplement assumes that the notes are not specified securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

A note held by an individual non-U.S. holder who at death is not a citizen or a resident of the United States for U.S. federal estate tax purposes generally will not be includible in the individual’s gross estate, and will be deemed “property without the United States” under Section 2105 of the Code, for U.S. federal estate tax purposes if, at the time of death, interest on the note would qualify as portfolio interest exempt from withholding under Section 871(h), as described above, without regard to the certification requirement described in the fourth bullet above under “—Treatment of Income and Gain on the Notes.”

PRS-28

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Lowest Performing of the S&P 500® Index and the Russell 2000® Index due June 3, 2022

You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest or as “dividend equivalents.” While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments such as the notes, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

PRS-29